EXHIBIT 5(f)
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USAA Investment Management Company
10750 Robert F. McDermott Freeway
San Antonio, TX  78288


Gentlemen:

         Pursuant to paragraph 12 of the Underwriting Agreement dated as of July 25, 1990 between USAA Mutual Fund, Inc. (the "Company") and USAA Investment Management Company (the "Underwriter"), please be advised that the Company has established four new series of its shares, namely, the Extended Market Index Fund, the Nasdaq-100 Index Fund, the Global Titans Index Fund, and the Capital Growth Fund ("the Funds"), and please be further advised that the Company desires to retain the Underwriter to sell and distribute shares of the Funds and to render other services to the Funds as provided in the Underwriting Agreement.

         Please state below whether you are willing to render such services as provided in the Underwriting Agreement.

                                         USAA MUTUAL FUND, INC.



Attest:  /S/ MICHAEL D. WAGNER           By:  /S/ MICHAEL J.C. ROTH
         ---------------------               ----------------------
         Michael D. Wagner                    Michael J.C. Roth
         Secretary                            President


Dated:   October 27. 2000


         We are willing to render services to the Extended Market Index Fund, the Nasdaq-100 Index Fund, the Global Titans Index Fund, and the Capital Growth Fund as set forth in the Underwriting Agreement.

                                         USAA INVESTMENT MANAGEMENT COMPANY



Attest:  /S/ MARK S. HOWARD              By:  /S/ DAVID G. PEEBLES
         -------------------                  --------------------
         Mark S. Howard                       David G. Peebles
         Assistant Secretary                  Senior Vice President


Dated:   October 27, 2000
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